EXECUTIVE EMPLOYMENT AGREEMENT
DATE:    September 8, 2014 (the “Effective Date”)
PARTIES:

Rainmaker Systems, Inc.
900 E. Hamilton Ave.
Campbell, CA 95086
Attention: Chair of the Compensation Committee
of the Board of Directors
Telephone: (408) 626-3800
(the “Company”)

and

Bryant Tolles
(“Executive”)

RECITALS:
A.The Company desires to employ Executive in the role set forth herein below and Executive desires to be employed by the Company.
AGREEMENT:
In consideration of the foregoing recitals (which are incorporated herein), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment; Duties. The Company shall employ Executive, and Executive accepts such employment, under the terms and conditions set forth in this Agreement. Executive’s duties shall be consistent with those of a Chief Financial Officer, as defined from time to time by the Chief Executive Officer of the Company. Executive’s employment with the Company shall commence on September 8, 2014.
2.Full-Time Best Efforts.
a.Time and Effort. Executive shall devote Executive’s full professional time and attention to the performance of Executive’s obligations under this Agreement, and shall at all times faithfully, industriously and to the best of Executive’s ability, experience and talent perform all of Executive’s obligations hereunder. So long as this Agreement is in effect, Executive shall not be employed or engaged by any other person or entity other than the Company unless otherwise authorized in writing by the Board of Directors.

87454-0005/LEGAL27977079.127977079.2

b.Performance Standards; Underperformance. No later than 180 days after the Effective Date, the Chief Executive Officer of the Company shall establish performance expectations and standards, which shall (i) be reasonably acceptable to Executive, (ii) may change from time to time as the needs of the Company change, and (iii) shall serve as a basis to evaluate Executive’s performance from time to time. Within six months following the establishment of performance expectations and standards, and at least annually thereafter, the Chief Executive Officer and the Executive shall meet in order for the Chief Executive Officer to provide a formal evaluation of Executive’s performance. “Underperformance” shall mean Executive’s failure to meet some or all of the then-current performance expectations and standards, and can be the basis for a change in job description, salary and benefits, or termination of Executive’s employment under this Agreement if such Underperformance is not cured within 60 days’ following the date on which notice of the elements of such Underperformance has been given to Executive by the Company.
3.Term. Executive shall be an at-will employee who may resign or be terminated at any time, with or without Cause (as defined below). Nothing in this Agreement shall give Executive the right to continued employment. Executive’s at-will status can be altered only by a written document signed by the Compensation Committee of the Board of Directors (the “Compensation Committee”).
4.Compensation and Benefits. The Company shall pay compensation to Executive consisting of an annual base salary, any applicable discretionary bonuses and other benefits as described in this Agreement. In addition to the financial compensation and benefits set forth below, Executive shall be reimbursed in accordance with subsection (d) below for any approved business-related expenses and shall receive vacation, sick leave and other time off as is customary and usual for executives of Executive’s status in the Company.
a.    Base Salary; Unpaid Wages. Executive’s annual base salary as of the Effective Date is Two Hundred and Eight Thousand and 00/100 dollars ($208,000.00). Executive’s base salary shall be reviewed annually in conjunction with Executive’s annual performance review and may be adjusted as appropriate in light of Executive’s performance. Executive’s annual base salary shall be paid in accordance with the standard payroll practices of the Company.
b.    Benefits. Executive shall be entitled to participate in such life insurance, disability, medical, dental, stock options, stock grants, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of executives of Executive’s level or its employees generally (the “Benefits”). Executive understands and acknowledges that some Benefits will not apply to non-U.S. residents/employees.
c.    Discretionary Bonuses. Executive and the Company desire to create a performance-based bonus compensation arrangement. As of January 1, 2015 the Company agrees that the Executive shall be eligible for an annual bonus (the “Bonus”) of up to Forty-two Thousand dollars ($42,000.00) as determined in accordance with the formula established annually by the Board of Directors. The Target Bonus Amount will be established annually by the Board of Directors. It is the intent of the Company and Executive to use this performance-based bonus compensation arrangement to tie a portion of Executive’s total compensation to the financial performance of the

Tolles Agreement 09-19-14

Company. The Bonus formula and Target Bonus Amount will be established by the Board of Directors each year by January 31, and may be adjusted from time to time during the year.
d.    Expense Reimbursement. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses properly incurred in the performance of this Agreement and in accordance with the Company’s applicable policies, but only to the extent that Executive submits to the Company a detailed itemized account of such expenses. Reimbursement for such expenses shall occur promptly after their approval and receipt by the Company of such documentary evidence of such expenses as the Company may reasonably require.
5.Restricted Stock Grant. Subject to the approval of the Compensation Committee, Executive shall be granted 550,000 incentive options of common stock of the Company pursuant to the Company’s 2012 Executive Incentive Plan or as otherwise determined by the Compensation Committee. Such restricted shares shall vest 1/16 quarterly over four years upon Executive’s completion of each 3-month period of service over the 4-year period measured from the grant date. In the event of any Change of Control occurring within 90 days after the grant date of such restricted shares, then (x) fifty percent (50%) of such restricted shares shall, to the extent not already vested, vest on an accelerated basis immediately prior to the effectiveness of such Change of Control, and (y) unless otherwise determined by the Compensation Committee, the remainder of such restricted shares then remaining unvested shall terminate and cease to be outstanding and/or shall be forfeited by Executive upon the consummation of the Change of Control. In the event of any Change of Control occurring more than 90 days after the grant date of such restricted shares, then one hundred percent (100%) of such restricted shares shall, to the extent not already vested, vest on an accelerated basis immediately prior to the effectiveness of such Change of Control.
6.Documents and Materials. Except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company, Executive shall not make or cause to be made any copies or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed, computerized or otherwise recorded materials of any kind belonging to or in the possession of the Company or any of its Affiliates (defined below). Nor shall the Executive distribute or disclose such materials to third parties except as necessary to perform his or her duties for the Company and as expressly authorized by the Company. Immediately upon the termination of Executive’s employment with the Company or at any time upon the request of the Company, Executive shall surrender all such material to the Company and execute a document acknowledging that Executive has complied with the provisions of this Agreement.
7.Trade Secrets and Other Confidential Information. Executive shall not at any time, whether during or after the term of this Agreement, use for Executive’s own benefit or purposes or for the benefit or purposes of any other person or entity, or disclose (except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company) in any manner to any person or entity, any trade secrets, information, data, know-how or knowledge (including that relating to service techniques, purchasing and sales organization and methods, client lists, market development and expansion plans, personnel training and development programs and client and supplier relationships) or any other Discoveries (defined below) belonging

Tolles Agreement 09-19-14

to or relating to the affairs of the Company or any of its Affiliates or to the clients of the Company or any of its Affiliates.
8.Customers and Vendors. Executive acknowledges that the lists of the Company’s and its Affiliates’ customers and vendors as they may exist from time to time constitute a valuable and unique asset of the Company, and Executive shall not, during or after the term of Executive’s employment, disclose such lists or any part thereof to any person or entity for any reason whatsoever, nor shall Executive use such customer or vendor lists for Executive’s own benefit or purposes or for the benefit or purposes of any business with whom Executive may become associated.
9.Discoveries. Any and all inventions, discoveries, improvements, designs, methods, systems, developments, know-how, ideas, suggestions, devices, trade secrets and processes (collectively, “Discoveries”), whether patentable or not, which are discovered, disclosed to or otherwise obtained by Executive during Executive’s employment with the Company are confidential, proprietary information and are the sole and absolute property of the Company. Executive shall disclose promptly to the Company all Discoveries and shall assist the Company in making any application in the United States and in foreign jurisdictions for patents of any kind with respect thereto.
10.Works for Hire. All works and writings of a professional nature that are produced by Executive during Executive’s employment with the Company that relate to the Company’s business or that are produced during regular working hours with the Company or with the use of the Company’s resources constitute works made for hire and are the sole and absolute property of the Company. Executive grants the Company the exclusive right to copyright all such works made for hire in the United States and in foreign jurisdictions. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company may deem necessary to protect the Company’s interest therein for the works made for hire. To the extent permitted by Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit “A,” Executive hereby assigns all rights to all inventions to the Company and agrees that all inventions which he or she invents, conceives, develops or improves shall be the sole property of the Company.
11.Non-Competition/Non-solicitation.
a.    Corporate Relationship. Executive acknowledges (i) that Executive’s employment as a member of the Company’s executive management team creates a relationship of confidence and trust between Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company, its Affiliates and its clients, and (ii) the highly competitive nature of the business of the Company. Accordingly, the Company and Executive agree that the restrictions contained in this Section are reasonable and necessary for the protection of the immediate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company.
b.    Competitive Business Defined. The term “Competitive Business” means any business which is similar to or competitive with the business of the Company or its Affiliates with

Tolles Agreement 09-19-14

respect to which Executive has had direct responsibility and which is located in the same regions or markets as the business of the Company or its Affiliates.
c.    Existing Client Defined. The term “Existing Client” means a client for whom the Company or any of its Affiliates is performing services or marketing products as of the date of the termination of Executive’s employment with the Company or for whom the Company or any of its Affiliates performed services or marketed products within the two-year period immediately preceding the termination of Executive’s employment with the Company.
d.    Employment Restrictions. During Executive’s employment with the Company, Executive shall not:
i.own, manage, operate, control, have any financial interest in, or lend Executive’s name to any person or entity engaged in, a Competitive Business or assist others in the ownership, management, operation or control of any Competitive Business;
ii.solicit directly or indirectly on behalf of any Competitive Business, the business of any Existing Client; or
iii.solicit or encourage any employees or independent contractors who are engaged full-time by the Company or any of its Affiliates or temporary employees of the Company or any of its Affiliates to leave the Company or to work for anyone in competition with the Company.
e.    Post-Employment Restrictions. Following Executive’s employment with the Company, Executive shall not:
i.    solicit, entice or in any way divert any Existing Client, candidate or supplier of the Company to do business with any business or entity in competition with the Company where to do so involves the use or disclosure of Company trade secrets or other confidential information,
ii.    for a period of one year after termination, solicit or encourage any employees or independent contractors who are engaged full-time by the Company or any of its Affiliates or temporary employees of the Company or any of its Affiliates to leave the Company or to work for anyone in competition with the Company.
f.    Remedies. The parties acknowledge that the damages sustained by the Company or its Affiliates as a result of a breach of the agreements contained herein will subject the Company or its Affiliates to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Therefore, the Company and its Affiliates, in addition to any other remedies they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement. If an action is instituted to enforce this Agreement or any of the terms and conditions hereof, including suit for preliminary injunction, the prevailing party shall be entitled to costs and reasonable attorneys’ fees.

Tolles Agreement 09-19-14

12.Disability. Unless otherwise required by law, the Company may terminate this Agreement and the employment relationship upon notice to Executive if Executive is physically or mentally incapacitated so as to render Executive unable to perform, with reasonable accommodations, Executive’s duties under this Agreement for a period of 90 out of any 180 days. If a question arises as to the incapacity of Executive, then the Company shall promptly employ one physician who is a member of the American Medical Association and who is reasonably acceptable to Executive to examine Executive and determine if Executive’s physical or mental condition is such as to render Executive unable to perform Executive’s duties under this Agreement. The decision of the physician shall be certified in writing to the Company, shall be sent by the Company to Executive or Executive’s representative and shall be conclusive for purposes of this Agreement. Any compensation payments payable to Executive hereunder shall be reduced by the amount of any disability payments Executive receives as a result of disability policies on which the Company has paid the premiums. The Company shall not have obligations to pay severance or provide other benefits if Executive’s employment ends because of Disability.
13.Death During Employment. This Agreement shall terminate upon Executive’s death, and the Company shall pay to Executive’s surviving spouse, or if none, to the executors and administrators of Executive’s estates, all amounts due to Executive as of the date of death. The Company shall not have obligations to pay severance or provide other benefits.
14.Termination for Other Than Disability or Death.
a.    By the Company. The Company may terminate Executive’s employment under this Agreement as follows:
i.    Immediately without Cause, or
ii.    immediately upon the showing of Cause. For purposes of this Agreement, “Cause” will mean: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company; (d) persistent unsatisfactory performance of job duties after written notice from the Board and a reasonable opportunity to cure (if deemed curable), including Underperformance; (e) intentional damage to any property of the Company; (f) misconduct, or other violation of Company policy that causes harm; (g) breach of any written agreement with the Company, including this Agreement; (h) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve, including any act or acts of dishonesty; and (i) Executive is convicted of, or enters a plea of nolo contendere with respect to, any offense that, if committed in the State of California, would have constituted a felony under the laws of the State of California or the United States.
b.    By Executive. Executive may terminate Executive’s employment under this Agreement upon 30 days’ notice to the Company. In the Company’s discretion, the Company may pay Executive one month base salary in lieu of 30 days’ notice. An Executive’s termination shall be deemed for “Good Reason” if such termination (A) is the result of: (i) a change materially adverse to Executive in the nature or scope of Executive’s position, status, responsibilities or duties with the Company as they existed as of the Effective Date (other than for uncured Underperformance),

Tolles Agreement 09-19-14

(ii) a material reduction by the Company in Executive’s base salary as in effect on the Effective Date or as the same may be increased from time to time or a material reduction of the Target Bonus Amount in any one year, other than pursuant to an across the board reduction of an equal or greater percentage affecting all of the Company’s executive officers or due to uncured Underperformance; (iii) a change, exceeding a thirty-five mile radius, in Executive’s principal work location established on the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations of the other officers of the Company; (iv) failure of the Company to pay Executive amounts required to be paid under this Agreement if not cured within ten business days after notice of such failure is given to the Company by Executive; or (v) a material breach by the Company of any other material provision of this Agreement that has not been cured by the Company within 30 days after notice of such breach is given to the Company by Executive, or (B) is within 90 days following a Change of Control as defined in Section 14(g) that results in the circumstances described in any of the preceding clauses (A)(i) through (A)(v).
c.    Termination Obligations. Upon termination of Executive’s employment with the Company, the Company shall have no further obligation to Executive except as provided under this Agreement; provided, however, that termination of Executive’s employment shall not affect Executive’s right to receive any compensation or applicable bonuses that have accrued but have not been paid through the date of termination. Executive shall return to the Company any and all equipment including but not limited to electronic equipment, keys, credit cards, and the like, owned by the Company and used by Executive.
d.    Severance. Provided Executive has been employed by the Company for at least six (6) months following the Effective Date, upon the termination of Executive’s employment with the Company under this Section, the Company shall pay to Executive a severance benefit equal to that portion of Executive’s then current base salary as follows: (i) if termination is by the Company without Cause the severance shall be six months base salary; (ii) if the termination is by the Company for Cause, Executive shall receive no severance benefit of any kind; (iii) if the termination is by Executive for Good Reason, the severance shall be six months base salary; and (iv) if the termination is by Executive without Good Reason, Executive shall receive no severance benefit of any kind. In addition, in the event any severance payment is due pursuant to the foregoing, as partial consideration for payment of such severance amounts, Executive shall execute at the time of such termination and as a condition of receipt of the severance amounts, a Release Agreement in form and substance satisfactory to the Company, including a general release pursuant to California Civil Code section 1542. Executive will not be entitled to any severance benefits if he does not execute a Release Agreement. Payments due to Executive under this Section shall be paid in cash or by check on the same dates on which Executive would otherwise have received payments of Executive’s annual base salary hereunder if employment had continued.
e.    Payments upon Termination. Regardless of the reason for the termination of Executive’s employment, the Company shall pay to Executive all salary and expenses due to Executive through the effective date of termination less any amounts owed to the Company by Executive; provided that any applicable severance payments shall be paid in accordance with the standard payroll practices of the Company over the period utilized to determine the applicable severance payment.

Tolles Agreement 09-19-14

f.    Taxes. The Company shall be entitled to withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law. Executive shall be solely responsible for all taxes imposed on Executive by reason of the receipt of any amount of compensation or benefits payable to Executive hereunder. The Company shall not have any obligation to pay, mitigate, or protect Executive from any such tax liabilities; provided, however, that if the Company reasonably determines that Executive’s receipt of payments or benefits pursuant to this Agreement would cause Executive to incur liability for additional tax under Section 409A of the Internal Revenue Code, then the Company shall suspend such payments or benefits until the end of the six-month period following termination of Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to Executive, in cash, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, Executive will receive any remaining payments and benefits due pursuant to this Agreement in accordance with the applicable terms of this Agreement (as if there had not been any suspension beforehand).
g.    Change of Control Defined. For purposes of this Agreement, “Change of Control” means:
i.    When any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
ii.    Any merger, consolidation or transfer of securities of the Company with or into another corporation, other than a merger, consolidation or transfer of securities in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; or
iii.    The sale, transfer, or disposal by other means of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).
15.Rights of Indemnity. Executive shall be entitled to the same rights of indemnification as provided to all other executives, officers and directors of the Company pursuant to applicable law and the Company’s governing documents.
16.Arbitration. This paragraph is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to Executive’s employment with or termination of employment with the Company or one of its affiliates, subsidiaries, successors or parent companies, any present or former employee, officer, director, manager and/or supervisor, benefit plan administrator, sponsor, and/or fiduciary in their capacity as benefit plan administrators and as individuals, and any agent of the

Tolles Agreement 09-19-14

Company. Nothing contained in this paragraph shall be construed to prevent or excuse Executive from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures.
a.    Except as it otherwise provides, this paragraph is intended to apply to the resolution of any controversy or claim arising out of or related to this Agreement, including without limitation disputes arising out of or relating to interpretation or application of this Agreement, and disputes that would otherwise be resolved in a court of law (as applicable, a “Dispute”). This paragraph requires all such disputes to be resolved only by neutral arbitrators as described below through final and binding arbitration and not by way of court or jury trial. Certain claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate.
b.    Except as otherwise required under applicable law, Executive and the Company expressly intend and agree that class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; and each of Executive and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.
c.    The arbitration will proceed pursuant to the then-effective JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness and limited discovery shall be permitted, a current version of which may be found at http://www.jamsadr.com/employment-minimum-standards/. Arbitration shall be held at the location chosen by the party that has not initiated the arbitration, which location shall be limited to California (as applicable, the “Arbitration Location”). Upon notification by a party of such party’s intention to arbitrate a Dispute (the “Notice Date”), each party shall select one arbitrator, and the two arbitrators so chosen shall select one arbitrator. Each of the arbitrators chosen shall be impartial and independent of the parties. If a party fails to select an arbitrator within twenty days after delivery of the Notice Date, or if the arbitrators chosen fail to select a third arbitrator within twenty days after being chosen, then any party may in writing request the judge of the United States District Court closest to the Arbitration Location senior in term of service to appoint the arbitrator or arbitrators. The arbitration shall be conducted in accordance with the then-effective JAMS’ Employment Arbitration Rules and Procedures to the extent such rules do not conflict with the terms hereof.
d.    A demand for arbitration must be in writing and delivered pursuant to the Notice paragraph in this Agreement. The arbitrators shall resolve all disputes regarding the timelines or propriety of the demand for arbitration.
e.    Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, the Company will pay the arbitrators’ and arbitration fees. If under applicable law the Company is not required to pay all of the arbitrators’ and/or arbitration fees, such fee(s) will be apportioned between the parties by the arbitrators in accordance with said applicable law.
f.    The decision of a majority of the arbitrators shall be reduced to writing, state the essential findings of fact and conclusions of law, and shall be binding on the parties. The

Tolles Agreement 09-19-14

arbitrators may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrators. This award is subject to limited judicial review under 9 U.S.C. § 10. The charges and expenses of the arbitrators shall be allocated as determined by the arbitrators unless required otherwise by applicable law.
g.    Notwithstanding any other provision herein, Executive and the Company may obtain any provisional remedy including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration, particularly if necessary, to avoid irreparable harm. For example, the Company shall, in addition to any other rights or remedy which it may have, be entitled to seek equitable and/or injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from violating any of his/her confidentiality obligations to the Company.
17.Survival. The covenants contained in this Agreement shall survive any termination of Executive’s employment with the Company and any termination of this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in this Agreement.
18.Severability. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive and the Company hereby consent and agree that the scope of such restriction may be judicially modified in any proceeding brought to enforce such restriction. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall remain in full force and effect.
19.Notice. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered by personal delivery, air courier, or if mailed by registered or certified first-class mail, return receipt requested, to the residence of Executive as it appears in the corporate records for notice to Executive, or to the principal office of the Company for notice to the Company. All notices delivered in accordance with this Section shall be deemed to have been received and shall be deemed effective if delivered in person or by air courier, upon actual receipt by the intended recipient, or if mailed, upon the date of delivery or refusal to accept delivery as shown by the return receipt therefore.
20.Affiliate; Construction and Interpretation. An “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with another. Control shall mean beneficial ownership of more than fifty percent (50%) of the outstanding voting securities or other ownership interests. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “include,” “includes,” “including” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; (d) the word “or” is not exclusive; and (e) reference to any document (including this Agreement)

Tolles Agreement 09-19-14

and to any law, rule, or regulation means such document, law, rule or regulation as amended from time to time.
21.No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
22.Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
23.Assignment. The rights and obligations of the Company under this Agreement shall, without the prior written consent of Executive, inure to the benefit of and be binding upon the successors and assigns of the Company. This is a personal service contract and may not be assigned by Executive except that rights of Executive to receive severance or benefits under Sections 12, 13, or 14 shall be assignable through a testamentary disposition or by the laws of descent and distribution or the laws of guardianship, in the case of death or disability.
24.Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of California. By execution of this Agreement, each party submits to in personam jurisdiction of the courts of the State of California.
25.Headings. The headings of sections in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.
26.Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. Any counterpart may be delivered by any party by facsimile or email transmission of signature pages to the other parties at the addresses set forth herein, and delivery shall be effective and complete upon completion of such transmission; manually signed copies of signature pages shall nonetheless be delivered promptly after any such facsimile or email delivery.
27.Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and simultaneous agreements, communications and understandings with respect to such subject matter, whether oral or written.
28.Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such adjustments and recoupment (the "Recoupment Rights") as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). The parties acknowledge it is their intention

Tolles Agreement 09-19-14

that the foregoing Recoupment Rights conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect. In the event the Company is entitled to, and seeks, recoupment under this Section 28, the Executive shall promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such bonus or other compensation which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, the Executive acknowledges and agrees that, the Company shall have the right to, in addition to its other rights and remedies, (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) to take any other appropriate action to recoup such payments.
This Agreement is executed and delivered on the day and year first above written.

Executive	Rainmaker Systems, Inc.
Bryant Tolles	Finnegan Faldi, Chairman of the Compensation Committee of the Board of Directors

Date	Date

Tolles Agreement 09-19-14

Exhibit “A”

California Labor Code 2870

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(1)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Tolles Agreement 09-19-14